Exhibit 4.6

SECOND SUPPLEMENTAL INDENTURE

Dated as of February 15, 2005

SUPPLEMENTING AND AMENDING

The Indenture Dated as of October 25, 2004
By and Among AirGate PCS, Inc., AGW Leasing Company, Inc.,
AirGate Network Services, LLC, AirGate Service Company, Inc. and
The Bank of New York Trust Company, N.A., as Trustee,
Relating to $175,000,000 Aggregate Principal Amount of
First Priority Senior Secured Floating Rate Notes due 2011

SECOND SUPPLEMENTAL INDENTURE (this "Second Supplemental Indenture"), dated as of February 15, 2005, among A-Co. Merger Sub, Inc., a Delaware corporation (the "Successor"), AirGate PCS, Inc., a Delaware corporation (the "Issuer" or the "Company"), AGW Leasing Company, Inc., a Delaware corporation ("AGW"), AirGate Network Services, LLC, a Delaware limited liability company ("ANS"), AirGate Service Company, Inc., a Delaware corporation ("ASC" and, together with AGW and ANS, "Guarantors"), and The Bank of New York Trust Company, N.A., as Trustee (the "Trustee").

WHEREAS, the Issuer, Guarantors and the Trustee heretofore executed and delivered an Indenture, dated as of October 25, 2004, as amended by the First Supplemental Indenture dated January 25, 2005 (as so amended, the "Indenture");

WHEREAS, pursuant to the Indenture, the Issuer issued and the Trustee authenticated and delivered $175 million aggregate principal amount of the Issuer's First Priority Senior Secured Floating Rate Notes due 2011 (the "Notes");

WHEREAS, pursuant to an Agreement and Plan of Merger, dated as of December 7, 2004, by and among Alamosa Holdings Inc., a Delaware corporation, the Successor and the Issuer, the Issuer is merging with and into the Successor effective as of 5:00 p.m. New York City time on the date hereof (the "Merger") under the applicable provisions of Delaware law, with the Successor being the surviving corporation in the Merger;

WHEREAS, Article V of the Indenture provides that in the event the Issuer shall consolidate with or merge into a successor company, the successor company, which must be a corporation, partnership, limited liability company or trust organized and existing under the laws of the United States, any state thereof or the District of Columbia, shall expressly assume by a supplemental indenture executed and delivered to the Trustee, in form satisfactory to the Trustee, all the obligations of the Issuer under the Notes, the Indenture and the Security Documents;

WHEREAS, Section 9.1(c) of the Indenture provides that the Issuer, the Guarantors and the Trustee may amend or supplement the Indenture without the consent of any Holder of the Notes to provide for the assumption of the Issuer's obligations to the Holders under the Indenture in the case of a merger, or consolidation or sale of all or substantially all of the Issuer's assets in accordance with the Indenture;

WHEREAS, the Issuer has furnished the Trustee with (i) an Officers' Certificate and (ii) an Opinion of Counsel in compliance with and to the effect set forth in Sections 5.1 and 9.6 of the Indenture; and

WHEREAS, all conditions necessary to authorize the execution and delivery of this Second Supplemental Indenture and to make this Second Supplemental Indenture valid and binding have been complied with or have been done or performed.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration and notwithstanding any provision of the Indenture which, absent this Second Supplemental Indenture, might operate to limit such action, the Successor, the Issuer, Guarantors and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders of the Notes as follows:

ARTICLE X
DEFINITIONS

SECTION 10.01    General.    For all purposes of the Indenture and this Second Supplemental Indenture, except as otherwise expressly provided or unless the context otherwise requires:

(a) the words "herein", "hereof" and "hereunder" and other words of similar import refer to the Indenture and this Second Supplemental Indenture as a whole and not to any particular Article, Section or subdivision; and

(b) capitalized terms used but not defined herein shall have the meanings assigned to them in the Indenture.

ARTICLE XI
SUCCESSION

SECTION 11.01    Succession.    The Successor hereby expressly assumes, from and after the consummation of the Merger, all the obligations of the Issuer under the Notes, the Indenture and the Security Documents.

ARTICLE XII
MISCELLANEOUS

SECTION 12.01    Effectiveness.    This Second Supplemental Indenture will become effective on the time and date on which this Second Supplemental Indenture is executed.

SECTION 12.02    Indenture Remains in Full Force and Effect.    Except as supplemented hereby, all provisions in the Indenture shall remain in full force and effect.

SECTION 12.03    Indenture and Supplemental Indenture Construed Together.    This Second Supplemental Indenture is an indenture supplemental to and in implementation of the Indenture, and the Indenture and this Second Supplemental Indenture shall henceforth be read and construed together.

SECTION 12.04    Confirmation and Preservation of Indenture.    The Indenture as supplemented by this Second Supplemental Indenture is in all respects confirmed and preserved.

SECTION 12.05    Conflict with Trust Indenture Act.    If any provision of this Second Supplemental Indenture limits, qualifies or conflicts with any provision of the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"), that is required under the Trust Indenture Act to be part of and govern any provision of this Second Supplemental Indenture, the provision of the Trust Indenture Act shall control. If any provision of this Second Supplemental Indenture modifies or excludes any provision of the Trust Indenture Act that may be so modified or excluded, the provision of the Trust Indenture Act shall be deemed to apply to the Indenture as so modified or to be excluded by this Second Supplemental Indenture, as the case may be.

SECTION 12.06    Severability.    In case any provision in this Second Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

SECTION 12.07    Headings.    The Article and Section headings of this Second Supplemental Indenture have been inserted for convenience of reference only, are not to be considered a part of this Second Supplemental Indenture and shall in no way modify or restrict any of the terms or provisions hereof.

SECTION 12.08    Benefits of Supplemental Indenture, etc.    Nothing in this Second Supplemental Indenture or the Notes, express or implied, shall give to any Person, other than the parties hereto and thereto and their successors hereunder and thereunder and the Holders of the Notes, any benefit of any legal or equitable right, remedy or claim under the Indenture, this Second Supplemental Indenture or the Notes.

SECTION 12.09    Successors.    All agreements of the Successor, the Issuer and Guarantors in this Second Supplemental Indenture shall bind their respective successors. All agreements of the Trustee in this Second Supplemental Indenture shall bind its successors.

SECTION 12.10    Trustee Not Responsible for Recitals.    The recitals contained herein shall be taken as the statements of the Successor, the Issuer and Guarantors, and the Trustee assumes no responsibility for their correctness. The Trustee shall not be liable or responsible for the validity or sufficiency of this Second Supplemental Indenture.

SECTION 12.11    Certain Duties and Responsibilities of the Trustee.    In entering into this Second Supplemental Indenture, the Trustee shall be entitled to the benefit of every provision of the Indenture relating to the conduct or affecting the liability or affording protection to the Trustee, whether or not elsewhere herein so provided.

SECTION 12.12    Governing Law.    The internal law of the State of New York shall govern and be used to construe this Second Supplemental Indenture.

SECTION 12.13    Counterpart Originals.     The parties may sign any number of copies of this Second Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

[Signature pages follow.]

IN WITNESS WHEREOF, the parties hereto have caused this Second Supplemental Indenture to be duly executed, all as of the day and year first above written.

A-CO. MERGER SUB, INC.

By: /s/ David E. Sharbutt
Name: David E. Sharbutt Title: President

Attest: /s/ Kendall W. Cowan
Name: Kendall W. Cowan
Title: Secretary

AIRGATE PCS, INC.
By: /s/ William J. Loughman
Name: William J. Loughman Title: Vice President and Chief Financial Officer

Attest: /s/ Thomas M. Dougherty
Name: Thomas M. Dougherty
Title: President and CEO

AGW LEASING COMPANY, INC.
By: /s/ William J. Loughman
Name: William J. Loughman Title: Vice President and Chief Financial Officer

Attest: /s/ Thomas M. Dougherty
Name: Thomas M. Dougherty
Title: President and CEO

AIRGATE NETWORK SERVICES, LLC
By: /s/ William J. Loughman
Name: William J. Loughman Title: Vice President and Chief Financial Officer

Attest: /s/ Thomas M. Dougherty
Name: Thomas M. Dougherty
Title: President and CEO

AIRGATE SERVICE COMPANY, INC.
By: /s/ William J. Loughman
Name: William J. Loughman Title: Vice President and Chief Financial Officer

Attest: /s/ Thomas M. Dougherty
Name: Thomas M. Dougherty
Title: President and CEO

THE BANK OF NEW YORK
By: /s/ Barbara K. Royal
Name: Barbara K. Royal Title: Assistant Vice President